MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 1
TRANSLATION FROM ITALIAN

[MERRILL LYNCH LOGO]                                                  [HdP LOGO]

                 Presentation to the Executive Committee of HdP

                                  March 7, 2003

This is a translation of the presentation given by Merrill Lynch International ("ML") to the Executive Committee of HdP (now RCS Media Group S.p.A.) on March 7, 2003. The original presentation was made in Italian. This translation has been prepared by HdP and has been reviewed by ML. In case of discrepancies between this English translation and the Italian version of this presentation, the Italian version shall prevail.

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 2
TRANSLATION FROM ITALIAN

The following pages contain materials provided to the Board of Directors of Holding di Partecipazioni Industriali - HdP S.p.A. ("HdP") by Merrill Lynch International ("Merrill Lynch") pursuant to the engagement letter dated February 11, 2003, in connection with a take private transaction involving Fila Holding S.p.A. ("Fila" or the "Company"). The accompanying material was compiled or prepared on a confidential basis solely for the use by the Board of Directors of HdP and not with a view toward public disclosure under any securities laws or otherwise. This material must be read in conjunction with the oral presentation made/given to the Board of Director of HdP on March 7, 2003 and may not be taken out of that context. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. This material was not prepared for use by readers not as familiar with the business and affairs of HdP as the Board of Directors of HdP and, accordingly, neither HdP nor Merrill Lynch nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material when used by persons other than the Board of Directors of HdP. Neither HdP nor Merrill Lynch undertakes any obligation to update or otherwise revise the accompanying materials.

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 3
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Content of Presentation
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o     Introduction

o     Description of the Transaction

o     Public Tender Offer

o     Valuation Benchmarks

o     Theoretical Value of Fila After Sale of Operating Companies

o     Analysis of Fila Shares Trading Performance

o     Conclusions

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 4
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Introduction
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o     Consistently with the announcement of HdP's intent to withdraw from Fila's activity sectors (June 2001), negotiations are in the final stages between HdP, Fila and Cerberus Capital Management LP ("Cerberus"), a U.S. private equity fund, for the sale of the operating companies controlled by Fila (the "Sale")

      o The agreed price is $351 million for all shares and trademarks without assumption of liabilities by the acquiring party

      o The execution of the final purchase and sale agreement and Fila's announcement are scheduled for March 7, 2003

o Fila shares are sold on the New York Stock Exchange in the form of American Depositary Shares ("ADSs")

      o Fila's(1) current market capitalization is $99.4 million (price per ADS is $1.03)

      o As a result of the capital increase agreed upon on September 23, 2002, HdP holds 91.1% of Fila(2)

      o     The market value of shares not held by HdP is $8.9 million

o     Following the Sale, Fila will remain a publicly-traded company

      o     Liquid assets valued at $38.1 million(3)

      o     Other residual net assets valued at $7.5 million(3)

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(1)   Based on the closing price on March 6, 2003. Source: Datastream.
(2) 21,704 rights exercised during the subscription period that ended on February 24, 2003.
(3)   Based on an exchange rate US$/Eur of 1.075.

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 5
TRANSLATION FROM ITALIAN

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Introduction (Continued)
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o     At the time of the Sale, HdP plans to de-list and de-register Fila through a public tender offer (the "Offer") with the following objectives:

      o Carry out a transaction that will be perceived as "market friendly" by the Fila minority shareholders

      o Minimize risks associated with potential adverse reactions by Fila minority shareholders, particularly those that could render the execution of the Sale more difficult

      o Safeguard HdP's "goodwill" vis-a-vis investors and with respect to potential future capital market transactions

      o Obtain the flexibility generated by Fila's de-registration, resulting in the elimination of obligations and liabilities, and also with respect to possible future transactions involving Fila, taking also into consideration the difficulty of accessing the capital market to increase Fila's capital in the future

o HdP has asked Merrill Lynch to provide a "fairness opinion" with respect to the proposed price of the Offer

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 6
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
----------------------------------------------------------------------------------------------------------------------------
Description of the Transaction
----------------------------------------------------------------------------------------------------------------------------
Status Quo (after                          Sale and Tender Offer                         Ownership Structure after
capital increase)                                                                        Sale/Tender Offer
----------------------------------------------------------------------------------------------------------------------------
                                               [ORGANIZATION CHART OMITTED]
----------------------------------------------------------------------------------------------------------------------------

o  Following the Capital Increase HdP      o  Fila sells the Operating Companies to      o  Cerberus owns all the operating
   owns 91.1% of Fila                         the U.S. fund Cerberus                        assets of Fila

o  Fila operates principally through 4     o  HdP launches a public offer to             o  In the event of a fully accepted
   sub-holding companies (the "Operating      purchase the Fila shares not owned by         Offer, HdP owns 100% of the Fila
   Companies") that control the companies     HdP, equivalent to 8.9% of issued shares      shares
   of the group:

      o   Fila Netherlands                 o  The terms of the two transactions are
                                              announced simultaneously
----------------------------------------------------------------------------------------------------------------------------

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 7
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      o   Fila Sport

      o   Ciesse Piumini

      o   Fila USA
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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 8
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Public Tender Offer
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Summary of the Transactions:

      o     The Offer is for the 8.6 million Fila shares not owned by HdP

      o     United States regulations will govern the Offer with respect to

            o     timing

            o     contents of the Offer Prospectus

      o Assuming an Offer price of $1.12, HdP's maximum cash outlay will be $9.6 million

Implied Premiums Analysis:

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Offering Price ($)            0.47                 1.00               1.12
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HdP cost ($m)                 4.0                  8.6                9.6
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HdP cost (Eur m)(1)           3.8                  8.0                9.0
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Implied
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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                   Page 9
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Premiums
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Last price                  (54.4%)               (2.9%)              8.7%
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Average price over          (55.5%)               (5.3%)              6.1%
last week
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Average price over          (50.8%)                4.6%              17.2%
last month
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Average price over          (58.7%)              (12.0%)             (1.5%)
last three months
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Average price over          (56.9%)               (8.3%)              2.7%
last four months
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Average price over          (60.8%)              (16.6%)             (6.6%)
last six months
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Source: Datastream, March 6, 2003

(1) Based on an exchange rate US$/Eur of 1.075

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 10
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Public Tender Offer (Continued)
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Preliminary Timetable

        March 7         HdP Executive Committee decides terms of the Offer

        March 7 Fila announces Sale of assets and, contemporaneously, HdP announces intent to launch the Offer

        T-1             HdP files Offer Document with SEC

        T               Offer begins

        T/T + 10 Communication of the Fila Board of Directors with respect to the Offer

        T+20/T+60       Offer ends

        T+21/T+61       Results of Offer published

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 11
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Other Information

      o Following the sale of the Operating Companies, Fila would no longer fulfill the listing requirements of the New York Stock Exchange(1)

      o Fila would nevertheless remain subject to informational and other requirements due to Fila's SEC registration in case the Offer does not achieve the requirements for the de-registration of Fila by reducing to less than 300 the number of ADS holders residing in the United States

      o Due to Fila's incorporation in Italy and its listing on the New York Stock Exchange, even after the Offer, HdP could not resort to a "squeeze-out" to acquire the residual minority shares of Fila

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(1)   ADS price less than $1.0 for more than 30 days of consecutive trading, capitalization and net book equity less than $50 million.

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 12
TRANSLATION FROM ITALIAN

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Valuation Benchmarks
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Fila Residual Value After Sale

      o This analysis is merely based on the book value of Fila's residual assets following the sale. This is a strictly accounting analysis of Fila's residual assets.

            o It is the only analysis specifically referable to Fila's condition following the Sale

            o It does not take into consideration following factors: market expectations, possible investor reactions, the importance of the transaction to HdP, potential benefits with respect to subsequent transactions involving Fila

Stock Price Analysis

      o Average stock prices calculated over different trading periods have been considered

            o Such parameters are important indicators of potential market expectations notwithstanding the limited liquidity of the shares

            o Under Italian law, the average over a 6 month period is the benchmark used to calculate the right of withdrawal, which, however, would not be applicable to this type of transaction

Premiums in U.S. Take-Private Transactions of Distressed Companies

      o We have analyzed premium values in United States tender offers in the form of take private transactions launched by controlling shareholders of distressed companies - these values range from 50%-70% of the average price during various periods preceding the offer (1 month, 1 week, 1 day)

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 13
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      o     Although this analysis may provide an indication of possible market expectations, its application is significantly limited due to the difference of the Offer's goal compared to other take private transactions that are typically conducted to capitalize on the industrial assets of the acquired companies by means of a strategic restructuring

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 14
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Theoretical Value of Fila After Sale of Operating Companies(1)
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
        ---------------------------------------------------------------------------------------------------------
                                                    Euro m(2)             US$ m          Comments
                                                    ---------             -----          --------
        ---------------------------------------------------------------------------------------------------------
        Sale price                                   326.4                 351.0
        ---------------------------------------------------------------------------------------------------------
        Gross debt(3)                               (291.0)               (312.9)        Debt consolidated as of
                                                 ---------                ------         December 31, 2002
        ---------------------------------------------------------------------------------------------------------
        Residual cash after debt repayment            35.5                  38.1
        ---------------------------------------------------------------------------------------------------------
        Estimated other net assets                     7.0                   7.5
        (remaining in Fila Holding S.p.A.)(4)    ---------                ------
        ---------------------------------------------------------------------------------------------------------
        Residual value                                42.5                  45.7
        ---------------------------------------------------------------------------------------------------------
        Number of shares post capital                 96.5m                 96.5m
        increase
        ---------------------------------------------------------------------------------------------------------
        Value per share                          (euro)0.44                 $0.47
        ---------------------------------------------------------------------------------------------------------
        Current price                            (euro)0.96                 $1.03
        ---------------------------------------------------------------------------------------------------------
        % Current Price                               46%                   46%
        ---------------------------------------------------------------------------------------------------------

(1)   Excluding potential tax consequences
(2)   Assuming an exchange rate equal to US $1.075 per Euro

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 15
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(3)   Includes US $83.1m, Euro 165.4m, GBP 25.0 m (0.685 GBP per Euro), Pesos
      29.0m (11,976 Pesos per Euro), Reais 10.1m (3,846 Reais per Euro), Won 6,000m (1,285 Won per Euro), Canadian dollars 3.4m (1.613 Canadian dollar per Euro)
(4) Includes tax credits, other credits and liabilities to retirement plans and suppliers

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 16
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Analysis of Fila Shares Trading Performance
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                              [LINE GRAPH OMITTED]

                   Average Price Per Share       Price($)
                   --------------------------------------
                   1-week average                 1.06
                   --------------------------------------
                   1-month average                0.96
                   --------------------------------------
                   3-month average                1.14
                   --------------------------------------
                   4-month average                1.09
                   --------------------------------------
                   6-month average                1.20
                   --------------------------------------

$1.57 Capital Increase (1)

$1.14 Average Price for 3 Months

$0.47 Theoretical Price Post-sale

Source: Datastream, 6 March 2003

(1) Euro 1.60 converted at the rate of US $/Euro 0.984 as of Sept. 23, 2002, date of the announcement of the capital increase

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 17

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Conclusions
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o     Following the sale of the Operating Companies, the theoretical price of
      Fila would be $0.47 per ADS as compared to the current market price of $1.03 (March 6, 2003 closing)

o In the last three months, the Fila ADS has traded at average prices ranging from $0.96 (last month average) to $1.14 (3 month average)

o The analysis of take private transactions in the United States involving distressed companies has revealed premium values ranging from 50%-70% relative to stock market prices preceding the announcement of the transaction (medians and averages based on various periods in the preceding month)

o In order to establish the Offer price HdP's goals must be taken into account:

      o Carry out a transaction that can be perceived as "market friendly" by Fila minority shareholders

      o Minimize risks associated with possible adverse reactions by Fila minority shareholders particularly those that could render the execution of the Sale more difficult

      o Safeguard the "goodwill" of HdP vis-a-vis investors and with respect to potential future capital market transactions

      o Obtain the flexibility generated by Fila's de-registration, resulting in the elimination of obligations and liabilities, and also with respect to possible future transactions involving Fila, taking also into consideration the difficulty of accessing the capital markets to increase Fila's capital in the future

o The low materiality of the Offer for HdP (even at different prices) must also be taken into account, in comparison to the consequences related to the risks defined above which are difficult to quantify

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MERRILL LYNCH MARCH 7, 2003 PRESENTATION TO HDP HOLDING                  Page 18


o In light of HdP's goals and all of the foregoing, the Offer price should be determined based on recent market prices, considering at least the average recorded prices over the 1-3 month period preceding the announcement of the transaction, which would yield a range between $0.96 and $1.14 per ADS

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